UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		January 5, 2018

American Woodmark Corporation
(Exact name of registrant as specified in its charter)

Virginia	000-14798	54-1138147
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3102 Shawnee Drive, Winchester, Virginia		22601
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(540) 665-9100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01 Entry into a Material Definitive Agreement

On December 29, 2017, American Woodmark Corporation, a Virginia corporation (the “Company”), entered into a credit agreement (the “Credit Agreement”) with a syndicate of lenders arranged by Wells Fargo Securities, LLC, Wells Fargo Bank, National Association, as administrative agent for the lenders (in such capacity, the “Administrative Agent”), and certain other agents, in connection with the completion of its acquisition of RSI Home Products, Inc. (“RSI”) as discussed in Item 2.01 below. The Credit Agreement provides for a $100 million, 5-year revolving loan facility, a $250 million, 5-year initial term loan facility and a $250 million delayed draw term loan facility. The revolving credit facility also includes a sub-facility for the issuance of up to $25 million of letters of credit.

The Company borrowed the entire $250 million of initial term loans and approximately $50 million of revolving loans on December 29, 2017 in connection with the closing of the acquisition discussed in Item 2.01 below. Subject to the satisfaction of certain conditions, the Company may borrow the delayed draw term loans at any time prior to March 31, 2018, at which time any portion of the delayed draw term loan facility that remains undrawn will be automatically cancelled. The Company is required to repay aggregate outstanding term loans, including the initial term loans and any delayed draw term loans, in quarterly installments beginning on April 30, 2018. All then outstanding loans, including term loans and revolving loans, must be repaid at final maturity on December 29, 2022, together with any accrued and unpaid interest. The Company may prepay outstanding loans at any time, in whole or in part, without premium or penalty upon providing notice of such prepayment to the lenders as specified in the Credit Agreement. The Company may also be required to prepay the term loans in certain specified amounts upon the occurrence of certain specified events, including the receipt of any proceeds from certain additional debt issuances or asset sales. Any amounts prepaid with respect to the term loans may not be reborrowed by the Company.

Outstanding loans will bear interest based on a fluctuating rate measured by reference to either, at the Company’s option, a base rate plus an applicable margin or LIBOR plus an applicable margin. The applicable margin is determined by reference to the Company’s then-current “Total Funded Debt to EBITDA Ratio.” The initial applicable margin with respect to base rate loans is 1% and the initial applicable margin with respect to LIBOR loans is 2%. Interest on each base rate loan is due and payable in arrears on the last business day of each fiscal quarter beginning on April 30, 2018. Interest on each LIBOR loan is due and payable on the last day of each “interest period” applicable to such LIBOR loan. The Company may convert any outstanding loans between base rate loans and LIBOR loans upon providing notice to the lenders as specified in the Credit Agreement. A letter of credit fee will accrue on the face amount of outstanding letters of credit at a per annum rate equal to the applicable margin on LIBOR loans, payable quarterly in arrears.

The Company will also incur a quarterly commitment fee on the average daily unused portion of the revolving loan facility during the applicable quarter at a rate per annum rate also determined by reference to the Company’s then-current “Total Funded Debt to EBITDA Ratio”. The initial commitment fee is 0.25% per annum. The Company may permanently reduce, without premium or penalty, the amount of the revolving loan facility at any time upon providing notice to the lenders as specified in the Credit Agreement. In the event that the delayed draw term loan is not either funded or terminated in full prior to February 28, 2018, the Company must pay a ticking fee of 0.30% per annum on the full delayed draw term loan facility of $250 million.

The Credit Agreement contains certain customary representations and warranties and affirmative and negative covenants. The affirmative covenants require the Company to provide the lenders with certain financial statements, business plans, compliance certificates and other documents and reports and to comply with certain laws and the terms of the Company’s material contracts. The Company may use the proceeds of revolving loans for working capital and general corporate purposes and may only use the proceeds from the delayed draw term loans, if borrowed, to refinance, in part, RSI’s existing 6½% Senior Secured Second Lien Notes due 2023 (the “Senior Notes”). The negative covenants restrict the Company’s ability to incur additional indebtedness, create additional liens on its assets, make certain investments, dispose of its assets or engage in a merger or other similar transaction or engage in transactions with affiliates, subject, in each case, to the various exceptions and conditions described in the Credit Agreement. The negative covenants further restrict the Company’s ability to make certain restricted payments, including the payment of dividends in certain limited circumstances.

The Credit Agreement includes certain customary events of default. If an event of default occurs and is continuing, the lenders are entitled to take various actions, including the acceleration of the maturity of all loans and to take all actions permitted to be taken by a secured creditor against the collateral under the security documents referenced below and applicable law.

The Company’s obligations under the Credit Agreement are guaranteed by the Company’s subsidiaries other than RSI and its subsidiaries pursuant to a subsidiary guaranty agreement dated as of December 29, 2017, in favor of the Administrative Agent (the “Subsidiary Guaranty Agreement”). Each subsidiary guarantor and the Company has entered into a collateral agreement dated as of December 29, 2017, in favor of the Administrative Agent (the “Collateral Agreement”) to secure its obligations with a pledge of substantially all of its personal property. Under the terms of the Credit Agreement, following any refinancing of the Senior Notes, RSI and its domestic subsidiaries will also become guarantors under the Subsidiary Guaranty Agreement and become parties to the Collateral Agreement to secure their obligations with a pledge of substantially all of their respective personal property.

The foregoing description of the Credit Agreement and the Collateral Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement and the Collateral Agreement, copies of which are filed as Exhibits 10.1 and 10.2 hereto and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

On December 29, 2017, the Company completed its previously announced acquisition of RSI pursuant to the Agreement and Plan of Merger entered into by the Company, RSI, Alliance Merger Sub, Inc. and Ronald M. Simon, solely in his capacity as the Stockholder Representative, on November 30, 2017. As consideration for the acquisition, the Company issued 1,457,568 new shares of Company common stock (the “Stock Consideration”), paid approximately $354 million in net cash (the “Cash Consideration”) and assumed approximately $589 million of RSI debt. The Cash Consideration remains subject to certain customary post-closing working capital, indebtedness and seller expense true-ups. The Company funded a portion of the Cash Consideration with borrowings under the initial term loans and revolving loans in the amounts discussed in Item 1.01 above. The Company funded the remaining portion of the Cash Consideration and its transaction fees and expenses with cash on hand.

The foregoing description of the Agreement and Plan of Merger and the transactions contemplated thereby is qualified in its entirety by reference to the full text of the Agreement and Plan of Merger, which is filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 1, 2017 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information disclosed in Item 1.01 above is incorporated herein by reference.

On December 29, 2017, as a result of the closing of the acquisition described in Item 2.01 above, the Company acquired all of the equity interests of RSI, the issuer of the Senior Notes. The $575 million in aggregate principal amount of Senior Notes currently outstanding mature on March 15, 2023. The Senior Notes are secured by a second lien on substantially all of the assets of RSI and certain of its subsidiaries. The indenture governing the Senior Notes includes certain customary events of default. If any event of default occurs and is continuing, the trustee for the Senior Notes or holders holding not less than 25% in aggregate principal amount of the outstanding Senior Notes may declare the principal amount of the Senior Notes and any accrued interest to be due and payable immediately; provided that any such acceleration may be rescinded, before a judgment or decree is entered, by the holders of a majority in aggregate principal amount of the outstanding Senior Notes if all events of default under the indenture have been cured or waived as provided for in the indenture. The indenture governing the Senior Notes also includes certain customary covenants that, among other things, restrict the ability of RSI and certain of its subsidiaries to incur indebtedness, grant liens, dispose of assets or engage in transactions with affiliates, subject, in each case, to various exceptions and conditions as described in the indenture. The indenture also restricts the ability of RSI to pay dividends to the Company.

Item 3.02 Unregistered Sales of Equity Securities

The issuance of the Stock Consideration has not been and will not be registered under the Securities Act, and was conducted in reliance on the exemption for nonpublic offerings provided by Rule 506 of Regulation D promulgated thereunder, based, in part, upon certain representations made by RSI’s former stockholders.

Item 7.01 Regulation FD Disclosure.

On December 29, 2017, the Company issued a press release announcing the completion of its acquisition of RSI and its entry into the Credit Agreement. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information furnished on this Form 8-K, including the exhibits furnished herewith, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filings under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired
The financial statements required by this Item will be filed by an amendment to this Current Report on Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.
(b) Pro Forma Financial Information
The pro forma financial information required by this Item will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d) Exhibits

10.1*
Credit Agreement, dated as of December 29, 2017, by and among American Woodmark Corporation, as Borrower, the Lenders referred to therein as Lenders and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender.

10.2*
Collateral Agreement, dated as of December 29, 2017, by and among American Woodmark Corporation and certain of its subsidiaries, as Grantors, in favor of Wells Fargo Bank, National Association, as Administrative Agent.

99.1*	Press Release, dated December 29, 2017.
*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN WOODMARK CORPORATION
(Registrant)

/s/ M. SCOTT CULBRETH	/s/ S. CARY DUNSTON

M. Scott Culbreth	S. Cary Dunston
Senior Vice President and Chief Financial Officer	Chairman & Chief Executive Officer

Date: January 5, 2018	Date: January 5, 2018
Signing on behalf of the registrant and as principal financial officer	Signing on behalf of the registrant and as principal executive officer